                                                                     EXHIBIT 3.3

                        CERTIFICATE OF THE DESIGNATIONS,
                         POWERS, PREFERENCES AND RIGHTS
                                       OF
                         SERIES F CUMULATIVE PAY-IN-KIND
                     MANDATORILY REDEEMABLE PREFERRED STOCK
                                       OF
                                 PANAVISION INC.

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

     Panavision Inc., a Delaware corporation (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the
Company:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company (the "Board of Directors") by the
provisions of the Amended and Restated Certificate of Incorporation of the
Company (the "Certificate of Incorporation"), there is hereby created, out of the 2,000,000 shares of Preferred Stock, par value $0.01 per share, of the
Company authorized in Section 5 of the Certificate of Incorporation (the
"Company Preferred Stock"), a series of the Company Preferred Stock consisting of 200,000 shares, which series shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions (in addition to any powers, designations, preferences and relative, participating, optional or other rights, and any qualifications, limitations and restrictions, set forth in the
Certificate of Incorporation which are applicable to the Company Preferred
Stock):

Section 1.  Designation of Amount.

     The shares of Company Preferred Stock created hereby shall be designated the "Series F Cumulative Pay-In-Kind Mandatorily Redeemable Preferred Stock"
(the "Series F Preferred Stock") and the authorized number of shares constituting such series shall be 200,000.

Section 2.  Ranking.

     (a) The Series F Preferred Stock shall, with respect to dividend rights and rights to distributions upon the liquidation, winding-up or dissolution of the
Company, rank senior to all classes of common stock, par value $0.01 per share, of the Company (the "Common Stock") and to each other class or series of Capital
Stock or other equity securities of the Company authorized, issued or otherwise established; provided, however, that the holders of a majority of the outstanding shares of Series F Preferred Stock, in accordance with the provisions of Section 7(b) hereof, may approve the authorization, issuance or establishment of a series of Preferred Stock the terms of which rank on a parity with or senior to the Series F Preferred Stock as to dividends and distributions upon the liquidation, winding-up or dissolution of the
Company.

Section 3.  Dividends.

     (a) The holders of the then outstanding shares of Series F Preferred Stock will be entitled to receive, out of funds of the Company legally available therefor, cumulative dividends accruing on a daily basis from the Original
Issuance Date (as hereinafter defined) through and including the date on which such dividends are paid at the annual rate of 12% (the "Applicable Rate"), compounding quarterly, of the Liquidation Preference (as hereinafter defined)
per share of the Series F Preferred Stock, payable annually on each March 30, commencing on March 30, 2007 (each such date, a "Dividend Payment Date") and calculated in accordance with Section 3(d); provided that: (i) if any such
Dividend Payment Date is not a Business Day then such dividend shall be payable on the next Business Day, and (ii) accumulated and unpaid dividends for any prior annual period may be paid at any time. Such dividends shall be cumulative whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends.
The term "Original Issuance Date" means March 30, 2006. The dividends provided for in this Section 3(a) are hereinafter referred to as "Dividends." Dividends shall be payable only by issuance of additional shares of Series F Preferred
Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of the dividend to be paid. All dividends paid with respect to shares of Series F Preferred Stock pursuant to this Section 3 shall be made pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the shares held by each such holder. If and when any shares are issued under this Section 3(a) for the payment of accrued dividends, such shares shall be validly issued and outstanding and fully paid and nonassessable. For all purposes hereunder, dividends on the Series F Preferred Stock shall be treated as if the same were paid on the relevant Dividend Payment Date, whether or not the same were in fact so paid or declared. In the case of shares of
Series F Preferred Stock issued or deemed to be issued as a dividend on shares of Series F Preferred Stock, dividends shall accrue and be cumulative from the
Dividend Payment Date in respect of which such shares were scheduled to be paid pursuant to this Section 3(a) as a dividend.

     (b) Each fractional share of Series F Preferred Stock outstanding (or treated as outstanding pursuant to Section 3(a) hereof) shall be entitled to a ratably proportionate amount of all dividends accruing with respect to each outstanding or due to be issued and outstanding share of Series F Preferred
Stock pursuant to Section 3(a) and all such dividends with respect to such outstanding fractional shares shall be cumulative and shall accrue (whether or not declared) and shall be payable in the same manner and at such times as provided for in Section 3(a) with respect to dividends on each outstanding or due to be issued and outstanding share of Series F Preferred Stock. Each fractional share of Series F Preferred Stock outstanding shall also be entitled to a ratably proportionate amount of any other distributions made with respect to each outstanding or due to be issued and outstanding share of Series F
Preferred Stock, and all such distributions shall be payable in the same manner and at the same time as distributions on each outstanding or due to be issued and outstanding share of Series F Preferred Stock.

     (c) If full cumulative Dividends are not paid in full, or declared in full and sums set apart in trust for the payment thereof, upon the shares of Series F
Preferred Stock and the shares of any other series of Capital Stock of the
Company ranking on a parity as to dividends with the Series F Preferred Stock
("Parity Dividend Stock"), all dividends declared upon shares of Series F
Preferred Stock and upon all Parity Dividend Stock shall be paid or declared pro rata so that in all cases the amount of dividends paid or declared per share on the Series F Preferred Stock and such Parity Dividend Stock shall bear to each other the same ratio that unpaid accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of Series F Preferred
Stock and such other shares of Parity Dividend Stock, bear to each other. Unless and until full cumulative Dividends on the shares of Series F Preferred Stock in respect of all past annual dividend periods have been paid, and the full amount of Dividends on the shares of Series F Preferred Stock in respect of the then current annual dividend period shall have been or are contemporaneously provided for in full for the payment thereof at the next succeeding Dividend Payment
Date, (i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock of the Company or any other Capital
Stock of the Company ranking junior to the Series F Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company (other than in shares of, or warrants or rights to acquire, solely
Capital Stock of the Company ranking junior to the Series F Preferred Stock both as to dividends and as to distributions upon liquidation, dissolution or winding up of the Company ("Junior Stock")) and (ii) no shares of Capital Stock of the
Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares) by the Company or any Subsidiary (except by conversion into or exchange solely for shares of Junior Stock). For purposes hereof, (A) a "Subsidiary" shall mean, with respect to any person (referred to as "parent"), any corporation, association, partnership, limited liability company, joint venture or other business entity (i) at least 50% of the outstanding voting securities or other ownership interests of which are at the time owned, held or Controlled, directly or indirectly, by such parent or (ii)
that is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent and (B) the term "dividends" shall include any pro rata distribution by the Company, out of funds of the Company legally available therefor, of cash, property, securities (including, but not limited to, rights, warrants or options) or other property or assets to the holders of the Common Stock, whether or not paid out of capital, surplus or earnings.

     (d) The amount of any Dividends per share of Series F Preferred Stock for any full annual period shall be computed by applying the Applicable Rate to the
Liquidation Preference per share, compounded on a quarterly basis. Dividends payable on the shares of Series F Preferred Stock for any period less than a full annual dividend period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any period less than one month, compounded on a quarterly basis with respect to any full quarter within such period.

Section 4.  Liquidation Preference.

     In the event of a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of the Series F
Preferred Stock then outstanding shall be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount in cash on such date equal to $1,000 per share of Series F Preferred Stock (the "Liquidation Preference") plus an amount in cash in respect of any accrued but unpaid Dividends as of such date. Such payment shall be made before any payment shall be made or any assets distributed to the holders of any class or series of the Common Stock or any other class or series of the Company's Capital Stock ranking junior as to liquidation rights to the Series F Preferred Stock. If upon any Liquidation the assets available for payment of the Liquidation Preference are insufficient to permit the payment to the holders of the Series F Preferred Stock of the full preferential amounts described in this Section 4, then all the available assets shall be distributed among the holders of the then outstanding shares of Series F Preferred Stock and the then outstanding shares of Capital Stock ranking on a parity with the Series
F Preferred Stock as to distributions upon Liquidation, pro rata according to the number of then outstanding shares of Series F Preferred Stock and then outstanding shares of parity stock held by each holder thereof. A merger or consolidation of the Company, or a sale of all or substantially all of its assets, shall not constitute a Liquidation for purposes of this Section 4, unless in connection with such merger or consolidation or sale of all or substantially all of the Company's assets, the stockholders of the Company specifically determine that such transaction be deemed a Liquidation.

Section 5.  Mandatory Redemption.

     (a) On March 30, 2016 (the "Final Redemption Date"), the Company shall redeem for cash all shares of Series F Preferred Stock that are then outstanding at a redemption price per share equal to the Liquidation Preference thereof plus an amount in respect of any accrued but unpaid Dividends as of such date ("Final
Redemption Price"). Not more than sixty (60) nor less than thirty (30) days prior to the Final Redemption Date, notice by first class mail, postage prepaid, shall be given to each holder of record of the Series F Preferred Stock, at such holder's address as it shall appear upon the stock register of the Company on such date. Each such notice of redemption shall be irrevocable and shall specify the date that is the Final Redemption Date, the Final Redemption Price, the
identification of the shares to be redeemed, the place or places of payment and that payment will be made upon presentation and surrender of the certificate(s)
evidencing the shares of Series F Preferred Stock to be redeemed. On or after the Final Redemption Date, each holder of shares of Series F Preferred Stock shall surrender the certificate evidencing such shares to the Company at the place designated in such notice and shall thereupon be entitled to receive payment of the Final Redemption Price in the manner set forth in the notice. If, on the Final Redemption Date, funds in cash in an amount sufficient to pay the aggregate Final Redemption Price for all outstanding shares of Series F
Preferred Stock shall be available therefor and shall have been irrevocably set aside and deposited with a bank or trust company in trust for purposes of payment of such Final Redemption Price, then, notwithstanding that the certificates evidencing any shares so called for redemption shall not have been surrendered, the shares shall no longer be deemed outstanding, the holders thereof shall cease to be stockholders, and all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Final Redemption Price upon surrender of their certificates therefor) shall terminate. If at the Final Redemption Date, the Company does not have sufficient capital and surplus legally available to redeem all the outstanding shares of Series F Preferred Stock, the Company shall take all measures permitted under the Delaware General Corporation Law to increase the amount of its capital and surplus legally available, and the Company shall redeem as many shares of Series F Preferred Stock as it may legally redeem, ratably from the holders thereof in proportion to the number of shares held by them, and shall thereafter from time to time, as soon as it shall have funds available therefor, redeem as many shares of Series F Preferred Stock as it legally may until it has redeemed all of the outstanding shares of Series F
Preferred Stock.

     (b) After the Final Redemption Date, unless and until the Final Redemption
Price for the shares of Series F Preferred Stock to be redeemed has been paid, or sums set aside in trust with a bank or trust company for the payment thereof,
(i) no dividends shall be paid or declared or set aside for payment or other distribution upon the Common Stock of the Company or any other Capital Stock of the Company ranking junior to the Series F Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company
(other than in shares of, or warrants or rights to acquire, solely Junior Stock)
and (ii) no shares of Capital Stock of the Company ranking junior to or on a parity with the Series F Preferred Stock as to dividends or as to distributions upon liquidation, dissolution or winding up of the Company shall be redeemed, retired, purchased or otherwise acquired for any consideration (or any payment made to or available for a sinking fund for the redemption of any such shares)
by the Company or any Subsidiary (except by conversion into or exchange solely for shares of Junior Stock).

     (c) Any shares of Series F Preferred Stock which shall at any time have been redeemed, retired or repurchased pursuant to this Section 5 or otherwise shall, after such redemption, retirement or repurchase have the status of authorized but unissued shares of Preferred Stock of the Company, without designation as to series, and shall not be reissued as Series F Preferred Stock.

Section 6.  Reorganization, Reclassification, Merger, Consolidation.

     (a) At any time while any shares of Series F Preferred Stock are outstanding, the Company shall not (i) consolidate or merge with or into another person or entity or (ii) sell, lease, assign, transfer, convey or otherwise dispose of all or substantially all of its assets (each such transaction described in clauses (i) and (ii) of this Section 6(a) is referred to herein as a "Fundamental Transaction"); provided, however, that the Company may undertake or effect a Fundamental Transaction if, in the case of a merger or consolidation, the Company will be the surviving entity and the Series F
Preferred Stock will remain outstanding or, prior to the consummation of any such Fundamental Transaction, the successor entity, in the case of a merger of consolidation, resulting from such Fundamental Transaction or the transferee of all or substantially all of the Company's assets, in the case of a Fundamental
Transaction which is an asset sale, shall

assume by written instrument the obligation to deliver to the holders of the
Series F Preferred Stock upon consummation of such Fundamental Transaction, in exchange for all outstanding shares of Series F Preferred Stock, shares of stock, securities or other assets having identical rights, powers, preferences and privileges as the Series F Preferred Stock immediately prior to such
Fundamental Transaction. The provisions of this Section 6(a) shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers.

     Notwithstanding the provisions of Section 6(a) hereof, upon a Change of
Control (as hereinafter defined), each holder of the Series F Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder's shares of Series F Preferred Stock at a repurchase price in cash equal to the Liquidation Preference thereof plus an amount in cash in respect of any accrued but unpaid Dividends as of the date of repurchase in accordance with the terms contemplated in Section 6(c). The Company's obligation to redeem the
Series F Preferred Stock pursuant to this Section 6 shall become operative only after the Company has first complied with, and only to the extent the performance of such obligation does not conflict with, any applicable provisions of (x) the First Lien Credit Agreement, dated as of March 30, 2006, among the
Company, the lenders party thereto and Credit Suisse, as Administrative Agent and Collateral Agent (as amended, supplemented, restated or otherwise modified from time to time) and (y) the Second Lien Credit Agreement, dated as of March
30, 2006, among the Company, the lenders party thereto and Credit Suisse, as
Administrative Agent and Collateral Agent (as amended, supplemented, restated or otherwise modified from time to time).

     (b) Within 45 days following any Change of Control, the Company shall mail a notice to each holder of Series F Preferred Stock stating:

         (i)   that a Change of Control has occurred and that such holder has the right to require the Company to repurchase all or any part of such holder's shares of Series F Preferred Stock at a repurchase price in cash equal to Liquidation Preference thereof plus an amount in cash in respect of any accrued but unpaid Dividends as of the date of repurchase;

         (ii)  the circumstances and relevant facts regarding such Change of
               Control;

         (iii) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

         (iv)  the instructions determined by the Company, consistent with this
               Section 6, that such holder must follow in order to have its shares of Series F Preferred Stock repurchased.

     (c) Holders of Series F Preferred Stock electing to have shares of Series F
Preferred Stock repurchased will be required to surrender such shares to the
Company at the address specified in the notice at least three Business Days prior to the repurchase date. Holders will be entitled to withdraw their election if the Company receives not later

than three Business Days prior to the repurchase date, a facsimile transmission or letter setting forth the name of the holder, the number of shares of Series F
Preferred Stock originally elected to be redeemed and a statement that such holder is withdrawing his election to have such shares purchased.

     (d) On the repurchase date, all shares of Series F Preferred Stock repurchased by the Company under this Section 6 shall be delivered to the
Company for cancellation, and the Company shall pay the repurchase price to the holders entitled thereto. Upon surrender of shares that are repurchased under this Section 6 in part, the Company shall execute for the holder thereof (at the
Company's expense) a new stock certificate evidencing a number of shares of
Series F Preferred Stock equal to the number of shares of Series F Preferred
Stock surrendered less the number of shares of Series F Preferred Stock repurchased.

     (e) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of shares of Series F Preferred
Stock pursuant to this Section 6. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section, the
Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached this Section by virtue thereof.

     (f) Any shares of Series F Preferred Stock which shall at any time have been redeemed, retired or repurchased pursuant to this Section 6 or otherwise shall, after such redemption, retirement or repurchase have the status of authorized but unissued shares of Company Preferred Stock, without designation as to series, and shall not be reissued as Series F Preferred Stock.

     (g) A "Change of Control" shall be deemed to have occurred if (a)
MacAndrews & Forbes Holdings Inc. ("Mafco") shall fail to own, directly or indirectly, beneficially and of record, shares representing at least 51% of each of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of the Company, (b) any "person" or
"group" (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) other than Mafco or a wholly owned Subsidiary of Mafco that is not a Mafco Operating Company shall own, directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding
Capital Stock of the Company or (c) a majority of the seats (other than vacant seats) on the Board of Directors of the Company shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of the Company nor (ii) appointed by directors so nominated.

     (h) "Equity Interests" shall mean shares of Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person.

     (i) "Mafco Operating Company" shall mean, as of any date of determination,

any Subsidiary of Mafco (other than the Company or its Subsidiaries) that is primarily engaged in the production or sale of a product or service or other business operations. For the purposes hereof, as of any date of determination, a person shall not be deemed to be primarily engaged in the production or sale of a product or service or business operations as a result of its ownership of
Equity Interests of any other person, including any Mafco Operating Company, or the making or holding of any investment in any other person, including any Mafco
Operating Company.

     (j) "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the term "Controlled" shall have meaning correlative thereto.

     (k) "Capital Stock" of any Person means any and all shares, interests
(including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated)
equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

     (l) "Preferred Stock," as applied to the Capital Stock of any Person, means, solely for purposes of this Section 6, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

Section 7.  Voting Rights.

     (a) The holders of outstanding shares of the Series F Preferred Stock:

         (i)   shall not be entitled to vote on any matters submitted to a vote of the holders of the Company's Capital Stock on any matters except as expressly provided herein or as required by applicable law; and

         (ii)  shall be entitled to receive notice of any meeting of the stockholders of the Company in accordance with the Certificate of
               Incorporation and By-laws of the Company.

     (b) So long as any shares of Series F Preferred Stock remain outstanding, the Company shall not, without the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series F Preferred
Stock voting separately as one class, (i) amend, alter or repeal, whether by merger, consolidation, combination, reclassification or otherwise, the
Certificate of Incorporation or By-laws of the Company or any provisions thereof
(including the adoption of a new provision thereof) if such amendment, alteration or repeal would adversely alter or change the rights, preferences or privileges of the Series F Preferred Stock, (ii) create, authorize or issue any class, series or shares of Preferred Stock or any other class or series of
Capital Stock or other equity securities of the Company ranking either as to payment of dividends or distribution of assets upon Liquidation (x) prior to the
Series F Preferred Stock or (y) on a parity with

the Series F Preferred Stock, or (z) junior to the Series F Preferred Stock, if such junior securities may be redeemed, in any circumstance, on or prior to the
Final Redemption Date, or (iii) undertake any action (x) the valid consummation of which would require the approval of the Company's stockholders pursuant to the Company's Certificate of Incorporation or Bylaws or as required by applicable law and (y) the direct or indirect result of which would adversely affect or change the rights, preferences or privileges of the Series F Preferred
Stock. The vote of the holders of at least two-thirds of the outstanding shares of Series F Preferred Stock, voting separately as one class, shall be necessary to adopt any alteration, amendment or repeal of this Section 7, in addition to any other vote of stockholders required by law.

                                                                     EXHIBIT 3.3

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed on this 30th day of March, 2006.

                                        By: /s/ Damien M. Sullivan
                                            --------------------------
                                        Name:  Damien M. Sullivan
                                        Title: Vice President, General Counsel
                                               & Secretary